Exhibit 3.1       Articles of Amendment of Temporary Financial
                                 Services, Inc.

                              ARTICLES OF AMENDMENT
                                       OF
                       TEMPORARY FINANCIAL SERVICES, INC.

      Pursuant to the provisions of the Washington Business Corporation Act, Chapter 23B.10 RCW, the following Articles of Amendment to Articles of Incorporation are submitted for filing.

                                    ARTICLE I

      The name of this corporation is Temporary Financial Services, Inc. (the "Corporation").

                                   ARTICLE II

      The amendments to the Articles of Incorporation as adopted are as follows:
Article I of the Articles of Incorporation is amended to change the name of this corporation to COMMAND CENTER, INC.

                                   ARTICLE III

      The amendment provides for no exchange, classification, or cancellation of issued shares.

                                   ARTICLE IV

      The amendments were adopted on November 9, 2005.

                                    ARTICLE V

      Shareholder action on the amendments was not required. The amendments were duly adopted by the Board of Directors by unanimous resolution without shareholder action.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on this 9th day of November, 2005.

      TEMPORARY FINANCIAL SERVICES, INC.

By:  /s/ Brad E. Herr
     -------------------------
     Name: Brad E. Herr
     Title: Secretary